Putnam Capital Opportunities Fund
4/30/17 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A   1,516
Class B   4
Class C   17
Class M   11

72DD2

Class R   42
Class R5  99
Class R6  104
Class Y   299

73A1

Class A   0.102
Class B	  0.007
Class C	  0.011
Class M   0.042

73A2

Class R   0.058
Class R5  0.153
Class R6  0.168
Class Y	  0.139

74U1

Class A   14,907
Class B   595
Class C   1,510
Class M   281

74U2

Class R   669
Class R5  1
Class R6  657
Class Y   2,567


74V1

Class A   15.52
Class B   13.29
Class C   13.49
Class M   14.13

74V2

Class R   15.10
Class R5  15.85
Class R6  16.03
Class Y   15.99


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.